Exhibit 10.2
VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 3, 2021 by and among Callon Petroleum Company, a Delaware corporation (the “Company”), and each of the undersigned stockholders listed on the signature page hereto (each, a “Stockholder” and collectively, the “Stockholders”) of the Company.
WHEREAS, the Company has entered into an Exchange Agreement on or about August 3, 2021 (the “Exchange Agreement”), pursuant to which the Company will issue to Chambers Investments, LLC, a Delaware limited liability company (“Kimmeridge”), in exchange for certain principal amounts of the Company’s 9.00% Second Lien Senior Secured Notes due 2025 held by Kimmeridge, new shares of common stock, par value $0.01, of the Company (the “Exchange”).
WHEREAS, each Stockholder has agreed that certain shares of the Company’s common stock (“Company Common Stock”) owned by it shall be subject to the terms and conditions of this Agreement.
NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:
1.    Certain Definitions. Capitalized terms that are used but not otherwise defined herein shall have the respective meanings ascribed to them in the Exchange Agreement. For purposes of this Agreement, the following terms shall have the following respective meanings:
(a)    “Affiliate” shall mean, with respect to a specified Person, any other Person, directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.
(b)    “Control,” “Controlling” or “Controlled” means, as to a specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
(c)    “Beneficially Own” shall have the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule.
(d)    “Expiration Time” shall mean the earlier to occur of (i) such date and time as the Exchange Agreement shall have been terminated in accordance with its terms, and (ii) the Exchange.
(e)    “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental body or authority.

(f)    “Shares” shall mean any and all voting securities of the Company beneficially owned (however held or titled, and including joint ownership) by the Stockholder as of the record date (whether now owned or hereafter acquired) for every meeting of stockholders of the Company called with respect to the Proposal (as defined below), and every postponement or adjournment thereof.
(g)    Transfer. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.
2.    Voting Restrictions. Each Stockholder hereby agrees that, other than pursuant to the terms of this Agreement, at all times during the period commencing with the execution and delivery of the Exchange Agreement and continuing until the Expiration Time, each Stockholder shall not, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement that would transfer, limit or otherwise affect the rights of the Stockholder with respect to the voting of any Shares in respect of the Proposal (as defined below).
3.    Agreement to Vote Shares. Each Stockholder hereby, each separately, agrees with the Company that, at all times during the period commencing with the execution and delivery of the Exchange Agreement and continuing until the Expiration Time, the Stockholder shall (a) when a meeting of the stockholders of the Company is called to present the Exchange for a vote of the stockholders (whether or not an adjourned or postponed meeting), appear at such meeting or otherwise cause any shares of Company Common Stock Beneficially Owned by such Stockholder to be counted as present thereat for the purpose of establishing a quorum and (b) with respect to any meeting at which a vote of the Company’s stockholders is requested, vote, or cause to be voted at such meeting, all shares of Company Common Stock Beneficially Owned by such Stockholder or any of its Affiliates (including by proxy or written consent, if applicable) (i) in favor of any proposal (the “Proposal”) to approve the Exchange and in favor of any other matter presented or proposed that is related to the Exchange in accordance with the terms and conditions set forth in the Exchange Agreement, (ii) against any other proposal, transaction, agreement or other action inconsistent with or made in opposition to approval of the Exchange and (iii) in favor of any proposal to adjourn or postpone such stockholder meeting to a later date if there are not sufficient votes to approve the Exchange. Prior to the Expiration Time, each Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Agreement. The provisions of this Section 3 shall apply to all Shares owned as of the record date for the vote on the Proposal (the “Record Date”), regardless of whether a Transfer of some or all of such Shares occurs after the Record Date.
4.    Irrevocable Proxy. Each Stockholder hereby, each separately, appoints the Company and any designee of the Company (determined in the Company’s sole discretion) as its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) its shares of Company Common Stock to approve the Exchange at any such meeting of the Company’s stockholders in accordance with Section 3 hereof. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy and power of attorney granted pursuant to Section 4 by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.
5.    Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, severally and not jointly, to the Company that this Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
6.    Termination. This Agreement shall terminate and be of no further force or effect whatsoever upon the Expiration Time without any action on the part of any party hereto.
7.    Miscellaneous.
(a)    Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any other previous or subsequent breach of any term or provision of this Agreement.
(b)    Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

(c)    Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholders may be assigned to any other Person without the prior written consent of the Company.
(d)    Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any amendment to an agreement between a specific party and the Company contained herein shall only require the consent of such parties and not all parties hereto.
(e)    Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of the Company and to preserve for the Company the benefits of the Exchange, (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value, and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to the Company which cannot be adequately compensated by a monetary award. Accordingly, the Company and each Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, the Company shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.
(f)    Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(g)    Entire Agreement. This Agreement and the other agreements referred to in this Agreement set forth the entire agreement and understanding of the Company and the Stockholders with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between the Company and the Stockholders, both oral and written, with respect to the subject matter hereof and thereof.
(h)    Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):
(i) If to the Company, to:

Callon Petroleum Company
One Briarlake Plaza
2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas
Attention:	Michol Ecklund, Senior Vice President, General Counsel and Corporate Secretary
Email:	mecklund@callon.com
legal@callon.com

with a copy to, which shall not constitute notice to the Company:

Kirkland & Ellis LLP
609 Main St
Houston, TX 77002
Attention:	Sean T. Wheeler
Michael W. Rigdon
Email:	sean.wheeler@kirkland.com
michael.rigdon@kirkland.com
(ii) If to a Stockholder, such holder shall provide separately to the Company.
(i)    Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.
(j)    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be validly executed by a duly authorized officer thereof as of the date first above written.

CALLON PETROLEUM COMPANY

By:
Name:
Title:
[Voting Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be validly executed as of the date first above written.

Joseph C. Gatto, Jr.	S. P. Johnson IV

Jeffrey S. Balmer	Larry D. McVay

Kevin Haggard	Anthony J. Nocchiero

Michol L. Ecklund	James M. Trimble

Gregory F. Conaway	Steven A.Webster

Frances Aldrich Sevilla-Sacasa

Matthew R. Bob

Barbara J. Faulkenberry

Michael L. Finch

L. Richard Flury

[Voting Agreement]